Exhibit 10.44

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

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PERSONAL EMPLOYMENT AGREEMENT

Duly made and executed on this 28th day of April 2019

This Employment Agreement (this “Agreement”) is entered by and between Venus Concept Ltd., with offices at 2nd Hyetzira st, Yokneam, Israel (the “Company”); and Mr. Boris Vaynberg I.D No. [***]  residing at [***] (the “Employee”).

WHEREAS	the Company and the Employee have entered into an Employment Agreement dated March 1st, 2013 as amended on January 1st, 2016 (the “Employment Agreement”); and
WHEREAS	at the request of the Employee, the Company and the Employee have entered into a Consulting Agreement dated March 1st, 2016 (the “Consulting Agreement”) in addition to the Employment Agreement; and
WHEREAS

the parties wish to regulate their relationship in accordance with the terms and conditions set forth in this Agreement (the “Agreement”) which shall replace and supersede, subject to the terms hereof, all prior agreements, proposals, understandings and arrangements, if any, whether oral or written, between the parties hereto with respect to the subject matter hereof, including (but not limited to) the Employment Agreement and the Consulting Agreement, but excluding that certain License Agreement dated as of August 8, 2013, as amended and any grant letters issued to the Employee; and

WHEREAS

By signing the Agreement, the Employee hereby waives any claims in connection with or as a result of the Employment Agreement and/or the Consulting Agreement other than such bonuses under the Employment Agreement to which the Employee is entitled as of the date hereof.

NOW, THEREFORE, in consideration of the mutual premises, covenants and undertakings contained herein, the parties hereto have hereby agreed as follows:

1.	EMPLOYMENT
1.1	Employee’s employment with Company has commenced on March 1st 2013 (the “Commencement Date of Employment”) and shall continue until terminated in accordance with the provisions of Section 3 hereof.

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1.2

The Employee shall be employed with the Company as CTO or in any other senior position of similar capacity, from time to time (the “Position”).  During Employee’s employment with Company, Employee shall have the authority, functions, duties and responsibilities, commensurate with his Position, as from time to time may be stipulated by the Company’s CEO (the “Direct Superior”) or as may be appropriate for his/her position, as defined by the Direct Superior.

1.3	The Employee shall report to the Direct Superior.
1.4

The Employee agrees to render his/her services under this Agreement faithfully, to the best of his/her abilities and in a proper and sufficient manner and use his/her best endeavors to promote the best interests and reputation of the Company, and in substantial conformance with all laws, rules and Company policies.

1.5	The Employee agrees to refrain from engaging in any activity that does, will or could reasonably be deemed to conflict with the best interests of the Company.
1.6

The Employee undertakes to devote his/her entire business time, know-how, energy, expertise, talent, experience, and best effort exclusively to the business and affairs of the Company and the performance of his/her duties in the Company with the Company.

1.7

The Employee and undertakes not to engage, whether as an employee or otherwise in any rival business, or any other business, commercial or professional activities, whether for consideration or for no consideration, which might create a conflict of interests or avert him/her from fulfilling his/her duties to the Company without the prior written consent of the Company.

2.	SCOPE OF WORK
2.1

The scope of a full time job shall be equal to working 5 days a week and shall consist of 8 hours (including a 30 minute break) on Sunday and 9 hours (including a 30 minute break) on Monday - Thursday.  The general working hours in the Company are 9:00¬18:00 (the “Standard Monthly Scope”). The Employee’s employment shall be on a full time basis, as provided above.  Saturday (Shabbat) shall be considered to be the official rest day.

2.2

Employee agrees and acknowledges that due to the Employee’s senior managerial position in the Company and the special amount of trust involved in the Position in which the Employee shall be employed the Hours of Work and Rest Law, 1951 (the “Hours of Work and Rest Law”) does not apply to the Employee’s employment.  The Employee acknowledges that the set amount of the Salary (as defined hereunder) agreed upon reflects the requirements of the position to work additional and irregular hours.  Therefore, the Employee shall not be entitled to claim or receive payments or any additional pay for overtime working hours, or work performed on Fridays, Saturdays or Jewish festival holidays.  Notwithstanding the foregoing, the Employee shall not generally be required to work on Fridays,

Saturdays or Jewish holidays. The Employee’s work shall be performed at the Company’s premises in Yokneam.
2.3

The Employee hereby acknowledges that he/she is aware of a time clock located in the office, and that he/she is required to swipe his time card every day, upon entering and leaving the office.  If, for any justifiable reason, the employee did not do so, he/she is required to provide a signed report of his/her working hours in respect of the day at which he did not swipe his/her card, to his Direct Supervisor, by electronic mail or in writing.  Employee’s Direct Supervisor will approve the aforementioned report.

2.4	Under no circumstances should an employee ask another employee to swipe his/her card for him/her, or swipe a card of another employee.
3.	TERM AND TERMINATION
3.1

This Agreement shall come into force as of the date hereof and shall be for a non-rationed term and shall continue until terminated in accordance with the provisions of Sections 3.2-3.4 hereof (the “Term”).

3.2	This Agreement may be terminated by either party at any time by giving the other party hereto prior written notice of such termination (“Termination Notice”) as follows:
3.2.1	Upon termination by the Employee: Employee shall provide the Company with a Termination Notice of 90 days.
3.2.2

Upon termination by the Company for any reason other than during a Change of Control (as defined below): subject to the Employee executes a general release of all claims against the Company and its affiliates in a customary form (subject to the specific case’s adjustments) (a “Release of Claims”) the Company shall provide the Employee with a Termination Notice of 9 months.

3.2.3	Upon termination by the Company during a Change of Control: subject to the Employee executes a Release of Claims, the Company shall provide the Employee with a Termination Notice of 12 months.

Each of the notice periods set forth under subsections 3.2.2 or 3.2.3 (as the case may be) shall be referred to herein as the “Notice Period”

“Change of Control” shall mean (i) a consolidation or merger of the Company, transfer of the Company’s shares or any other transaction or series of related transactions, provided that following such consolidation, merger or transaction the Company’s shareholders do not retain solely by virtue of their pre-transaction shares (or shares received in consideration thereof) voting control of the Company or the resulting entity after the transaction, or (ii) a sale of all or substantially all of the Company’s assets or shares, or a transfer or grant of an exclusive license to all or substantially all of the Company’s assets (other than an exclusive license in the ordinary course of business which does not amount to a de-facto sale of the Company or substantial part thereof), other than to a wholly-owned subsidiary of the Company, and excluding a transaction in which shareholders of the Company prior to the transaction will retain solely by virtue of their pre-transaction shares (or shares received in consideration thereof) voting control of the resulting entity after the transaction.

3.3	The Termination Notice may be with or without Cause (as defined below).
3.4	In the event that a Termination Notice is delivered by either party hereto, the following shall apply:
3.4.1

During the Notice Period, Employee shall be obligated to continue to discharge and perform all of his/her duties and obligations with Company and to take all steps, satisfactory to the Company, to ensure the orderly transition to any persons designated by Company of all matters handled by Employee during the course of his employment with Company.  It is clarified that if the Employee refuses to perform his duties and obligation during the Notice Period, the Company shall not be obligated to pay him any Notice Period payments.

3.4.2

Notwithstanding the provisions of Section 3.4.1 above to the contrary, by notifying Employee concurrently with or at any time after a Termination Notice is delivered by either party hereto, Company shall be entitled to waive Employee’s services with Company during the Notice Period or any part thereof and/or terminate the employer-employee relationship prior to the completion of the Notice Period; In such event the Company shall pay Employee, at the time of such waiver or termination, in one installment, the Salary and social benefits in respect of the entire Notice Period, as if the Employee was to continue to be employed by the Company for the duration (or balance, as applicable) of the Notice Period.  For the removal of doubt, it is clarified that, in the event Company waives any and/or all of Employee’s services with Company during the Notice Period as aforesaid, Employee shall, immediately, upon receipt of notice of such waiver and receipt of the aforesaid installment, return to Company any and all equipment (e.g., company car, cellular phone, laptop computer, and/or any other equipment, as applicable) provided to him for purposes of the performance of his duties under this Agreement.

3.4.3

Notwithstanding the aforesaid, the Company may immediately cease the Employee’s employment and may shorten all or part of the Notice Period, regardless of whether notice of termination was given by the Company or by the Employee, and in such event the Employee shall be entitled to receive solely his/her Basic Salary.

3.5

The Company shall be entitled to terminate the Employee’s employment with Company with immediate effect where said termination is a Termination for Cause.  In the event of such termination, without derogating from the rights of Company under this Agreement and/or any applicable law, Employee shall not be entitled to any of the consideration specified in Section 3.2 - 3.4 above.  In addition, and in the event of the occurrence of the circumstances set forth in Section 3.7 below, Employee shall not be entitled to the Company’s contributions in respect of severance payments, in accordance with applicable law.

3.6

As used in this Agreement, the term “Cause” shall mean termination of Employee’s employment with Company as a result of the occurrence of any one of the following: (i) Employee has materially breached the terms and conditions of this Agreement; (ii) it has become evident beyond any doubt that Employee has breached his duty of trust to the Company or acted in a dishonest way towards the Company and/or its customers; (iii) Employee’s material breach of discipline; (iv) Employee has deliberately caused harm to Company’s business affairs or injured the reputation of the Company or any of its affiliates; (v) Employee has been indicted (whether by the State of Israel or any foreign country) in a criminal offense involving moral turpitude; (vi) the commission by the Employee of an act which entitles a company to terminate employment without severance payments and Notice Period payments under Israeli law and/or under any judicial decision of a competent tribunal in Israel; and (vii) the Employee’s breach of the confidentiality and/or non-competition and/or non-solicitation and/or assignment of inventions provisions of the IP Undertakings (as defined in Section 5.8 below).

3.7

Following the termination of the Employee’s employment pursuant hereto, the Company shall have no further obligation to the Employee and no further payments shall be made to the Employee, except to the extent provided herein.

3.8

The Employee may not delegate the performance of any of his obligations or duties hereunder, or assign any rights hereunder, without the prior written consent of the Company, provided the Employee may delegate such duties to other employees of the Company, as may be reasonable and customary in the ordinary course of the Company’s business.  Any improper delegation or assignment in the absence of such written consent shall be void.

3.9

Without derogating from his obligations set forth in this Agreement and the IP Undertakings (as defined below), the Employee hereby acknowledges and agrees that all Personal Property (as defined below) and equipment furnished to, or prepared by, Employee in the course of, or incident to, Employee’s employment, belongs to the Company and shall be promptly returned to the Company upon termination of Employee’s employment (and will not be kept in Employee’s possession or delivered to anyone else).  For purposes of this Agreement, “Personal Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), keys, building card keys, company credit cards, telephone calling cards, computer hardware and software, cellular and portable telephone equipment, personal digital assistant (“PDA”) devices, and all other proprietary information relating to the business of the Company or its subsidiaries or affiliates.  Following termination, Employee shall not retain any written or other tangible material containing any proprietary information of the Company or its subsidiaries or affiliates.  In addition, Employee shall continue to be subject to the IP Undertakings which shall survive the termination of Employee’s employment and the termination of this Agreement.

4.	COMPENSATION

In consideration for the performance of his duties, the Employee shall be entitled to the compensation set forth in Appendix B attached hereto.

5.	REPRESENTATIONS AND UNDERTAKINGS

The Employee hereby represents and undertakes that:

5.1	There are no other undertakings or agreements preventing him/her from committing himself/herself in accordance with this agreement and performing his/her obligations hereunder.
5.2

To the best of Employee’s knowledge: (i) he/she is not currently, nor will he by entering into this Agreement be deemed to be, violating any rights of any former employer; and (ii) he/she is not currently, nor will he/she by entering into this Agreement be deemed to be, in breach of any of his/her obligations towards any former employer.

5.3

He/she shall not assume, directly or indirectly, whether with or without consideration, any employment, consulting, advisory, directorship or other similar obligations unrelated to Company.  Any engagements with entities outside the scope of the Employee’s time and efforts devoted to the Company, shall require the prior written consent of the Company.

5.4

The Employee shall inform the Company, immediately upon becoming aware, of every matter in which he/she or his/her immediate family has a personal interest and which might give rise to a conflict of interest with his/her duties under the terms of his/her employment.

5.5

In carrying out his/her duties under this agreement, the Employee shall not make any representations or give any guarantees on behalf of the Company, except as expressly and in advance authorized so to do.

5.6	The Employee acknowledges and agrees that from time to time he may be required by the Company to travel and stay abroad as part of his duties towards the Company.
5.7	He shall not receive any payment and/or benefit from any third party, directly or indirectly in connection with his/her employment. In the event the Employee breaches this subsection, without derogating from any of the Company’s rights by law or contract, such benefit or payment shall become the sole property of the Company and the Company may set-off such amount from any sums due to the Employee.

5.8

The Confidentiality, Non-Competition and Proprietary Rights Undertakings, attached to the Employment Agreement and the Consulting Agreement and attached hereto as Appendix A (the “IP Undertakings”) shall continue to be in full force and effect and shall constitute an integral part of this Agreement.  The Employee agrees, inter alia, that all Inventions (as such term is defined therein) shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection with such Inventions and by which the Employee assigns to the Company any rights the Employee may have or acquire in such Inventions.

5.9	The Employee shall keep the contents of this Agreement confidential and to not disclose the contents of this Agreement to any person without the prior written consent of the Company.
5.10

The Employee shall not disparage the Company or its Affiliates, their reputation or business or any of their products or practices, or any of their directors, officers, agents, representatives, shareholders or Affiliates, either orally or in writing, at any time.

5.11	The Employee shall comply with all Company’s disciplinary regulations, work rules, policies, procedures and objectives, as may be determined by Company from time to time.
5.12

Notwithstanding anything to the contrary contained herein, the Employee hereby approves and ratifies the provisions of Section 5 of the Consulting Agreement and irrevocably confirms that such provisions shall continue to be in full force and effect.  Without derogating from the foregoing, the Employee hereby irrevocably relinquishes and discharges the Company from any cost, damages and/or expenses, and further waives any demand, claim and/or lawsuit, of whatever nature and kind, arising out of or in connection with the Consulting Agreement.

6.	MEDIA EQUIPMENT AND COMPUTIZATION POLICY
6.1

The Company may provide the Employee with a cellular phone, a computer, an e-mail or any other property of the Company for communication needs during the Employee’s work (the “Media Equipment”).  The Company’s Media Equipment and facilities shall be used for the purpose of the employment but the Employee may use such Company’s Media Equipment and facilities for a reasonable personal use.  The Employee acknowledges that all of the Media Equipment is the property of the Company.

6.3	The employee will act in accordance with the Company’s computerization policy, as shall be from time to time regarding the computerization, monitoring,

surveillance, control, blocking, etc.  The Employee acknowledges that all the personal information found in this agreement and its appendixes, including other details that will be provided by him to the Company from time to time (the “Employee’s Information”), were delivered by the employee to Company according to his/her free will and consent.

6.4

The Employee hereby grants his/her consent to utilize and process the Employee’s Information for any need and activity in connection with the operations of the Company, including transferring the Employee’s Information to “Public Authority”, as such term is defined in the Protection Of Privacy Law 5741-1981, to the Company’s controlling shareholder and to any corporation affiliated or controlled by the Company.  The Employee further grants his consent to that Employee’s Information will be held in automated or other databases of the Company or its affiliates.  The Employee’s Information will be transferred and held by the Company for the purpose of operating the company and its abovementioned affiliates.

6.5	The Employee undertakes to inform the Company’s management, of any change or update in the Employee’s Information, as it was delivered to the Company while its candidacy was viewed by the company.
6.6

The Employee undertakes to safeguard the tools and equipment entrusted to him by the Company, and to make the necessary effort to prevent any damage, spoilage or impairment to any tool, equipment, machines of any other abovementioned raw materials.

7.	GENERAL PROVISIONS
7.1

This Agreement and all Appendicesis attached hereto constitute the entire agreement between the parties hereto and replace and supersedes all prior agreements, proposals, understandings and arrangements, if any, whether oral or written, between the parties hereto with respect to the subject matter hereof, except that, for the avoidance of doubt: (i) Section 5 to the Consulting Agreement; (ii) the License Agreement dated as of August 8, 2013, as amended; and (iii) the IP Undertakings (as defined above) shall all continue to be in full force and effect.  Neither this Agreement nor any provision hereof may be waived, modified, amended, changed, discharged or terminated, except by an agreement in writing signed by the party against whom enforcement of any waiver, modification, change, amendment, discharge or termination is sought.  Upon death of the Employee, the Employee’s inheritors shall receive all of the amounts then receivable and all rights then entitled to by the Employee in accordance with the terms hereof.

7.2

This Agreement shall inure to the benefit of the Company’s successors and assigns.  Without derogating from the forgoing, in the event of (i) a merger, acquisition or reorganization of the Company with one or more other entities, in which the Company is not the surviving entity; or (ii) a sale of all or substantially all of the assets or shares of the Company, the Company may assign or transfer this

Agreement or any right, claim or obligation provided herein, provided however that none of Employee’s rights under this Agreement are thereby diminished.
7.3

Company shall withhold, or charge Employee with, all taxes and other compulsory payments as required under applicable law with respect to all payments, benefits and/or other compensation paid to Employee in connection with his employment with Company.

7.4

Company shall be entitled to offset from any and/or all payments to which Employee shall be entitled thereof, any and/or all amounts to which Company shall be entitled from Employee at such time, subject to applicable law.

7.5

A party’s failure or delay in enforcing any of the provisions of this Agreement shall not, in any way, be construed as a waiver of any such provisions, or prevent such party thereafter from enforcing each and every other provision of this Agreement which were previously not enforced.

7.6

Notices given hereunder shall be in writing and shall be deemed to have been duly given: (i) on the date of personal delivery, (ii) 72 hours from the date of postmark, if mailed by certified or registered mail, (iii) on the date sent by facsimile upon transmission and electronic confirmation of receipt, or if transmitted and received on a non-business day on the first business day following transmission and electronic confirmation of receipt, addressed as set forth above or such other address as either party may designate to the other in accordance with the aforesaid procedure.

7.7

This Agreement shall be interpreted and construed in accordance with the laws of the State of Israel.  The parties submit to the exclusive jurisdiction of the competent courts of the State of Israel in any dispute related to this Agreement.

7.8

Captions and paragraph headings used in this Agreement are for convenience purposes only and shall not be used for the interpretation thereof.  Words in the masculine gender shall include the feminine and vice versa.

7.9	This Agreement constitutes a “Notice Regarding Details of Terms of Employment” pursuant to the Notice to Employee Law (Terms of Employment), 2002.

EMPLOYEE ACKNOWLEDGES THAT HE IS FAMILIAR WITH AND UNDERSTANDS THE ENGLISH LANGUAGE AND DOES NOT REQUIRE TRANSLATION OF THIS UNDERTAKING TO ANY OTHER LANGUAGE.  EMPLOYEE FURTHER ACKNOWLEDGES THAT THE COMPANY HAS ADVISED HIM/HER THAT HE/SHE MAY CONSULT AN ATTORNEY BEFORE EXECUTING THIS UNDERTAKING AND THAT HE/SHE HAS BEEN AFFORDED AN OPPORTUNITY TO DO SO.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first stated above.

/s/ Domenic Serafino__________________ Venus Concept Ltd. By: Domenic Serafino _______________________________ Title: Chief Executive Officer _______________________________	/s/ Boris Vaynberg_______________ Boris Vaynberg

APPENDIX A

IP UNDERTAKINGS

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APPENDIX B

COMPENSATION

1.	Salary
1.1.

Subject to and in consideration of Employee’s fulfillment of his obligations pursuance of this Agreement, the Company shall pay Employee, during the Term, a monthly gross salary of NIS [***] (the “Salary”):

1.2.

The Salary, as aforementioned, and it only, shall be considered for the purpose of calculating social rights including employees rights according to any law, and no bonus, Travel Expenses or any other additional benefits, shall be considered to be part of the Salary for these calculations or secretions.

1.3.

The Company shall make the required statutory deductions from the Salary and from any other amount paid to the Employee by the Company under this Agreement and shall make the appropriate payments on behalf of or with respect to the Employee to the Tax Authority, the National Insurance Institute and any other relevant authority.

1.4.	The Salary shall be payable by no later than the ninth (9th) day of the consecutive calendar month following the calendar month of employment to which the payment relates.
2.	Severance Pay and Pension Arrangements
2.1.	The Company shall insure the Employee with a manager’s insurance policy (the: “Manager’s Insurance Fund”) and/or an extensive pension fund (the “Pension Fund”), Subject to the percentages as follows:
(a)

Pension Fund – [***] % of the Salary shall be contributed towards pension savings component (including disability insurance) and [***] % from the Salary shall be contributed towards severance pay component.  The Employee’s share to pension savings component shall be equal to [***] % of which shall be deducted from the Salary.

(b)

Manager’s Insurance  – [***] % of the Salary shall be contributed towards savings component (including disability insurance and survivors insurance) and [***] % from the Salary shall be towards severance pay component.  If due to the Employee’s medical condition (or any other personal reason) an allocation of [***]% (with respect to pension savings component disability and survivors insurance) shall not be sufficient for disability insurance to insure the Employee up to [***] % of the Salary, the Company shall contribute an additional allocation that shall be no more than [***] % of the Salary.  The Employee’s share to the pension savings in such policy shall be equal to [***] %.

2.2.	The Employee will be entitled to choose whether Company’s contribution shall be made under Section (a), (b) or any combination of these two options; provided that any

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contribution made under this Section will be calculated based on an amount not exceeding the Salary.
2.3.	The Company shall deduct any and all taxes on behalf of the Employee with respect of contributions exceeding the ceiling provided under income tax laws (should such contributions be permissible).
2.4.

The Employee’s rights shall be secured in accordance with the provisions of the Order published pursuant to section 14 of the Severance Pay Law, 1963, as amended and as shall be amended from time to time (the “Order”).  The Order as published up to the date of this Notice is attached hereto as Exhibit A.

2.5.

The parties agree that the Company’s contributions and deductions to the Policy shall come in lieu of the Company’s obligation to pay the Employee (or in the event of a demise during Term, the Employee’s survivors under section 5 of the Severance Pay Law, 1963 (the: “Severance Pay Law”) severance pay due under the Severance Pay Law in accordance and subject to the provisions of the Order.

2.6.

According to the provisions of the Order and without derogating from there, the Company waives any right it may have to recover sums from its contributions, unless the Employee’s entitlement to severance pay has been denied in a judgment under sections 16 or 17 of the Severance Pay Law, unless the Employee withdraws sums from pension fund or the insurance fund otherwise than in the circumstances of an “entitling event” as defined in the Order.

2.7.	Notwithstanding anything to the contrary, in the event that Employee’s employment shall be terminated for Cause, the Company may withhold and deny the release of the severance portion.
3.	Vacation
3.1.	Employee shall be entitled to an annual vacation of 25 days per year at full pay, in accordance with the Company’s policies with respect thereto as in effect from time to time (“Vacation Days”).
3.2.	Employee shall be entitled to carry forward 30 accrued and unused vacation days from one year to the next year. Any accrued vacation days in excess of the aforesaid amount shall be forfeited.
3.3.	Employee shall not be entitled to redemption of any accrued and unused vacation day, except in accordance with law upon termination of employment.
3.4.

Each such leave shall be coordinated with the Direct Supervisor at least 14 days prior to designated date of vacation, with adequate regard to the needs of the Company.  Employee acknowledges that the Company has the right to decide, from time to time, that the employees must take vacation leave in certain dates, as shall be determined by the Company, at it sole discretion.

3.5.

Advanced Study Fund The Company shall contribute an aggregate monthly amount equal to [***]% of the Salary, provided that such contribution shall not exceed the ceiling under the income tax laws (“the Salary Ceiling Amount”) towards an advanced study fund (Keren Hishtalmut) (the “Advanced Study Fund”).

3.6.

Employee shall contribute, and for that purpose, Employee hereby irrevocably authorizes and instructs Company to deduct from his Salary at source, an aggregate monthly amount equal to [***]% of the Salary Ceiling Amount as Employee’s participation in such Advanced Study Fund.

3.7.

Employee shall bear any and all taxes applicable in connection with amounts payable by Employee and/or Company to the Advanced Study Fund pursuant to this Section.  It is hereby agreed and understood that all payments by the Company pursuant to this Section shall not be deemed as an integral part of the Salary for any intent and purpose.

4.	Sick Leave
4.1.	Employee shall be entitled to sick leave pursuant to the Sickness Pay Law - 1976.
4.2.	Sick days are not redeemable or accumulative by the Employee.
4.3.	Employee shall be required to provide the Company with appropriate medical certificates with respect to any sick leave promptly after his/her return to work.
5.	Recreation Pay

Employee shall be entitled to Recreation Pay (“Dmei Havra’a”) pursuant to applicable law.

6.	Travel Expenses.
6.1.	Employee is eligible to monthly travel expenses in a gross sum of NIS [***] (the “ Travel Expenses”).
6.2.	Travel Expenses shall not be considered as part of the Salary for purpose of calculation of social benefits.
7.	Cellular Phone
7.1.

Employee shall be entitled to a Company Cellular Phone (the “Cellular Phone”).  The Company shall bear expenses, relating in an amount that does not exceed NIS [***] per month, to the Employee’s use and maintenance of Cellular Phone attributed to the Employee.

7.2.	The value of the Cellular Phone shall not be considered as part of the Salary for purpose of calculation of social benefits.
7.3.	Employee shall return to the Company the Cellular Phone, upon termination of this Agreement. Employee shall have no rights of lien with respect to the Cellular Phone.

8.	Military Reserve Duty (“Miluim”)

The Employee shall be entitled, against submission to the Company of any appropriate supporting documentation, to receive the Salary during any period which the Employee serves in military reserve duty (“miluim”).

9.	Bonuses
9.1.	The Employee shall be eligible for an annual bonus in the amount of up to [***]% of his annual base Salary (the “Annual Bonus”), payable by the Company pursuant to the following terms:
9.1.1.	[***]% of the Annual Bonus shall be paid based on achievement against the management score-card as established by the Company and the Board, after consultation with the Employee;
9.1.2.

[***]% of the Annual Bonus (the “New Product Bonus”) shall be paid if: (a) the Company has Launched (as defined below) at least one New Product (as defined below) in the respective year; and (b) the Company has presented at least one significant upgrade to a currently marketed product as shall be determined by the Direct Superior, in which case, the Company shall pay such New Product Bonus for each Launch of New Product in the respective year;

9.1.3.

Without derogating from subsection 9.1.2 above, the Company shall pay the Employee [***]% of the Annual Bonus if the Company Launches treatment for a new indication by existing device of the Company, which is not treated by such device prior to such Launch (e.g., tattoos), provided that the Employee has met the objective in subsection 9.1.2(b).

9.2.

For the purpose of this Section 9, (A) “Launch” shall mean the commencement of sales, following receipt of the necessary regulatory approvals by either one of the following regulatory agencies/bodies: Health Canada, FDA, CE; (B) “New Product” shall mean a new finished product that is using a new energy source (e.g., shockwave)).

9.3.	Except for the above-mentioned in this section 9, the Employee shall not be entitled to any other payments of bonuses and / or any other ex-gratia amounts.
10.	Taxes.

The Company shall withhold or charge the Employee with all taxes and other compulsory payments as required under law in respect of, or resulting from, the compensation paid to or received by him and in respect of all the benefits that the Employee is or may be entitled to.

EXHIBIT A

General Order and Confirmation Regarding Payments of Employers to Pension Funds and

Insurance Funds instead of Severance Pay

Pursuant to the power granted to me under section 14 of the Severance Pay Law 5723-1963 (“Law”) I hereby confirm that payments paid by an employer, commencing the date hereof, to an employee’s comprehensive pension fund into a provident fund which is not an insurance fund, as defined in the Income Tax Regulations (Registration and Management Rules of a Provident Fund) 5724-1964 (“Pension Fund”), or to a Manager’s Insurance Fund that includes the possibility of an allowance or a combination of payments to an Allowance Plan and to a plan which is not an Allowance Plan in an Insurance Fund (“Insurance Fund”), including payments which the employer paid by combination of payments to a Pension Fund and to an Insurance Fund whether there exists a possibility in the Insurance Fund to an allowance plan (“Employer Payments”), will replace the severance pay that the employee is entitled to for the salary and period of which the payments were paid (“Exempt Wages”) if the following conditions are satisfied:

(1)	Employer Payments –
(A)

for Pension Funds are not less than 14.33 % of the Exempt Wages or 12% of the Exempt Wages, if the employer pays for his employee an additional payment on behalf of the severance pay completion for a providence fund or Insurance Fund at the rate of 2.33% of the Exempt Wages.  If an employer does not pay the additional 2.33% on top of the 12%, then the payment will constitute only 72% of the Severance Pay.

(B)	to the Insurance Fund are not less than one of the following:
(1)

13.33% of the Exempt Wages if the employer pays the employee additional payments to insure his monthly income in case of work disability, in a plan approved by the Supervisor of the Capital Market, Insurance and Savings in the Finance Ministry, at the lower of, a rate required to insure 75% of the Exempt Wages or 2.5% of the Exempt Wages (“Disability Payment”).

(2)

11% of the Exempt Wages if the employer pays an additional Disability Payment and in this case the Employer Payments will constitute only 72% of the employee’s severance pay; if, in addition to the abovementioned sum, the employer pays 2.33% of the Exempt Wages for the purpose of Severance Pay completion to providence fund or Insurance Funds, the Employer Payments will constitute 100% of the severance pay.

(2)	A written agreement must be made between the employer and employee no later than 3 months after the commencement of the Employer Payments that include —
(A)

the agreement of the employee to the arrangement pursuant to this confirmation which details the Employer Payments and the name of the Pension Fund or Insurance Fund; this agreement must include a copy of this confirmation;

US_ACTIVE-152447149.3-IPSTEWAR 03/27/2020 8:08 PM

(B)

an advanced waiver of the employer for any right that he could have to have his payments refunded unless the employee’s right to severance pay is denied by judgment according to sections 16 or 17 of the Law, and in case the employee withdrew monies from the Pension Fund or Insurance Fund not for an Entitling Event; for this matter, Entitling Event or purpose means death, disablement or retirement at the age of 60 or over.

(3)

This confirmation does not derogate from the employee’s entitlement to severance pay according to the Law, Collective Agreement, Extension Order or personal employment agreement, for any salary above the Exempt Wages.